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        The following is a transcript of the teleconference call held with investors on May 12, 2004 regarding the merger with Pomeroy IT Solutions, Inc. and discussion of the first quarter 2004 results.

ALTERNATIVE RESOURCES CORP.
May 12, 2004
2:00 p.m. CDT

Coordinator	Good afternoon, and thank you for standing by. All participants are placed on listen-only until the question and answer session of the call. I would also like to remind participants that this conference is being recorded. If you have any objections, you may disconnect at this time. Your host for today's call, Mr. Bob Stanojev. Sir, you may begin.
B. Stanojev
Thank you, and good afternoon. The primary purpose of our call today is to discuss the announcement that went out last night concerning the merger agreement with Pomeroy IT Solutions. Since we also recently filled out our 10-Q, we'll have some opportunities later on to discuss our first quarter. Joining me on today's call are Steve Pomeroy, the President and Chief Operating Officer of Pomeroy IT Solutions; Mike Rohrkemper, the Chief Financial Officer of Pomeroy; Steve Purcell, our Chief Financial Officer. As is the custom, we have some prepared remarks and then we'll open this up for questions.

Over the past few years, ARC has sought ways to grow and to stay in the value that we deliver to our customers, our shareholders and our clients. This has been a very elusive goal for us, made that much more difficult by the difficult conditions in the industry and by frequent management changes that we've had here in ARC. Over the past number of months, the company has made efforts to strengthen its service lines, reduce its costs, be more focused on its go-to-market activities and that is showing some positive results. But like many companies today, few of them can go it alone, and we concluded that our company would benefit by having a strategic partner to help us achieve our goals and commitments to our investors and employees. This process ultimately lead us to discussions with Pomeroy and a recommendation to join forces with them and become part of their company.

We believe that this goal and vision that we have for our company can best achieved through our association with Pomeroy. I might mention that the initial reaction that we received from our employees and customers has been overwhelmingly supportive.

The merger with Pomeroy is welcomed by both parties. It is in no way a hostile or adversarial action. We had the time and the opportunity to give careful consideration to the Pomeroy offer. Both companies did their own due diligence, and in the end, the board and management agreed that the advantages for ARC were very significant and the synergies between our two companies made this as a very compelling business opportunity. As part of Pomeroy, we believe that ARC will now have the financial, technical and operational wherewithal to be a significant player in the information technology services marketplace. For our customers, this represents an expanded value proposition, one company offering a comprehensive array of technology services competitively priced, expertly delivered. I'd make a note here that one of the attractivenesses of both parties is that we both have a commitment to delivering the highest quality services, and our customer satisfaction ratings all reflect that.

Let's consider a couple of the advantages. Pomeroy is a well-managed, financially sound organization that will be able to provide the resources necessary for ARC to grow, expand and strengthen its service offerings. The combined revenue of Pomeroy and ARC will be roughly $735 million; that's the pre-merger individual company totals—a strong financial company. Second, the union between us gives the company the scale, geographic presence and competitive edge to be a dominant player, not just a niche player in selected markets. With over 3,100 technical professionals, we certainly can undertake projects of significance in size for our large customers and mid-sized customers alike. Third, I would note that our service offerings are very complementary. ARC brings capabilities in operations, support, applications, managed services, helpdesk and deskside support. Pomeroy's practice is focused on network infrastructure, consulting and, of course, they have a long history in supplying and servicing hardware for major customers. This provides a complete solution set to meet broad-based technology needs of customers.

Lastly, I want to say how excited I am for the ARC employees. This affords them the opportunities to grow their career in a financially stronger company. Pomeroy views this is a very strategic combination and a key to their goal of being a leader in the IT services space—they are already a leader but this certainly enhances their market position and strength. They have the commitment and resources necessary to expand our service lines and for us to grow in this new marketplace.

While the merger is exciting news here at ARC, all mergers offer change. Our commitment to our customers, though, has not wavered. We will fulfill our contractual obligations and continue to provide high-quality services to them, and together with Pomeroy, I think we will continue to exceed their expectations and they can rest assured that services will be delivered without interruption. Having said that, I'd like to turn it over to Steve Purcell to talk briefly about the first quarter.

S. Purcell
Thanks, Bob. Let me begin by saying, except for historical information, all of the statements, expectations and assumptions contained in the foregoing conference call are forward-looking statements that involve a number of risks and uncertainties. Although the company has used its best efforts to be accurate in making those forward-looking statements, it is possible that the assumptions made by management may not materialize. In addition, information set forth in the company's form 10-K for the fiscal year ended December 31, 2003, describe certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Now, with that said, let me review the first quarter results.

Revenue for the first quarter was $29.1 million, which was down 20.9% from $36.8 million in the first quarter of last year. Our IT staffing revenue was $17.4 million, which was basically flat with the $17.3 million last year and even with the fourth quarter of last year. We believe that this trend of a flattening of the revenue performance is indicative of the beginnings of a turnaround in IT spending. Solutions revenue was $11.7 million, down by 39.9% from the same quarter last year.

This drop in revenue is attributable to two factors. First, a major customer of our field services decided to dual-source that service and effected that strategy during third and fourth quarters of last year. Interestingly, a significant factor in that customer's decision was having a large percentage of their field service sole-sourced to ARC whose financial stability was questionable. The announced merger with Pomeroy will now allow us to truly exploit our reputation and customer relationships without the hindrance of the uncertain financial picture.

Gross margin for the quarter was 22.9%, down from last year's 24.9%. The drop in margins is due primarily to pricing pressure in the marketplace. However, during the quarter, we have kept our relentless pressure on costs. SG&A expenses were $7.6 million or 26% of sales. This is down from 26.7% of sales in the same quarter last year. This represents a 23.2% drop in expenses, which would have more than offset the decrease in revenue but could not totally offset the additional impact of the drop in margins. Consequently, the loss from operations was $884,000 compared to a loss of $672,000 in the first quarter of last year. As we begin the second quarter, we are seeing a noticeable increase in revenue per day from both of our staffing and our solutions business. Now I'll turn the call back over to Bob to talk about some recent activity on the sales side.

B. Stanojev
We've been pleased with some recent sales and delivery successes. Our business with key alliance channel accounts such as IBM, Dell, HP and Verizon is increasing; all are up year to date. In part, this is because of the pick-up in their business and, in part, it's because of the intense focus and support they receive from our account teams. The commercial sector is also experiencing new wins in the telco, retail and transportation sectors. This should dramatically improve in the future, as we will no longer have to address customer concerns about our financial health. We are also partnering with Gartner on their total cost of ownership program, and have introduced new and refreshed service lines that reflect the changing technology in the marketplace. Finally, we continue to receive perfect and near-perfect scores on our quality ratings from long-term customers. So Steve, I think you're going to have a powerhouse. I would like to now introduce Steve Pomeroy for some remarks.
S. Pomeroy
Great. Thanks, Bob, and I appreciate those kind remarks there. Good afternoon, everyone. Real quick. We had an earnings conference call similar to this one last night, and if you go out to our Web site, I believe, you can listen to the playback for some period of time. If you're interested, just real quick, if the transaction does close and we obtain shareholder approval, this is a strategic and a historic opportunity for us. This is our largest acquisition ever. If you look at the historical performance of both companies, we will basically double our professional services business. So moving forward, a company that does have a product fulfillment mix and arm to it, now we're looking at, you know, upwards of 40% of our business is in professional services and close to 70% of our gross margin contribution comes from professional services. So that's a very powerful organization over 3,000-plus billable technical professional resources all over the country. It adds significant presence; it fills in voids in the east coast and the west coast, and we truly are a national organization, hopefully well on our way to a billion dollars in revenue. So we feel like the timing is good. We've been looking for the right fit for several years. We feel very fortunate that we're able to hopefully merge with ARC and move forward to closure, and we both bring some new customers to the table. So on the upside, we think there'll be significant cross-selling opportunities within our current customer base. So, thanks for the time, Bob. Welcome to all the ARC employees, and we're looking forward to moving on and moving forward together.
B. Stanojev	Thanks, Steve. Operator, we'll now take some questions.
Coordinator	Sir, there are no questions.
B. Stanojev	Thank you, everyone, for attending and, Steve, again, you're building a powerhouse. Best wishes.
S. Pomeroy	Thanks.
Coordinator	Thank you. That concludes today's call. All lines may disconnect.

Forward Looking Statement

        Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, including, but not limited to attract and retain qualified technology professionals, to initiate and develop client relationships, to identify and respond to trends in information technology, to gain market acceptance of service offerings, to complete cost reductions and competitive influences as well as other risks described from time to time in the company's filings with the Securities and Exchange Commission. Although the Company has used its best efforts to be accurate in making those forward-looking statements, there can be no assurance that the assumptions made by management will materialize. In addition, the information set forth in the Company's Form 10-K for the fiscal year ended December 31, 2003, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. The Company undertakes no obligation to publicly revise or update the forward-looking statements to reflect new information, subsequent events or otherwise. The above statements are based exclusively on current expectations and do not include the potential impact of any business combinations or divestitures that may be completed after the date of this release.